Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
     Second Amendment, dated as of January 22, 2009 (this “Amendment”), to the Rights Agreement, dated as of February 4, 1999, as amended (the “Rights Agreement”), by and between KB Home (formerly Kaufman and Broad Home Corporation), a Delaware corporation (the “Company”), and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agent”).
RECITALS
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth in this Amendment;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect whatsoever without the approval of any holders of certificates representing shares of Common Stock or Special Common Stock, provided that such supplement or amendment does not change or increase the Rights Agent’s duties, liabilities or obligations; and
     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereby amend the Rights Agreement as follows:
     1. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     ““Acquiring Person” means any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan, any Exempt Shareholder, or any Permitted Shareholder) who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of 4.9% or more of the then-outstanding Common Stock and the Special Common Stock, taken as a whole, provided, however, that (i) any Person who would otherwise be an Acquiring Person as of 4:00 p.m., New York City time, on January 22, 2009 (such date and time, the “Amendment Date”) (including any Person that would otherwise qualify as an Acquiring Person but for being an Exempt Shareholder on such date) will not be deemed to be an Acquiring Person for any purpose of this Agreement prior to or after such date unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock or Special Common Stock, other than (1) pursuant to any agreement or regular-way purchase order for Common Stock or Special Common Stock that is in effect on or prior to the Amendment Date and consummated in accordance with its terms after the Amendment Date or (2) as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock or Special Common Stock, as the case may be, are treated equally, or (B) any other Person who is the Beneficial Owner of shares of Common Stock or Special Common Stock becomes an Affiliate or Associate of such Person, provided that the exclusion in this clause (i) shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 4.9% or more of the then-outstanding shares of Common Stock and Special Common Stock, taken as a whole, (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock or Special Common Stock outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock or Special Common Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of shares of Common Stock or Special Common Stock, as the case may be, are treated equally, or (B) any other Person who is the Beneficial Owner of shares of Common Stock or Special Common Stock thereafter becomes an Affiliate or Associate of such Person, and (iii) a Person will not be deemed to have become an Acquiring Person solely as a result of an Exempt Transaction unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock or Special Common Stock, other than as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of shares of Common Stock or Special Common Stock, as the case may be, are treated equally, or (B) any other Person who is the Beneficial Owner of shares of Common Stock or Special Common Stock thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if (1) the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this definition has become such inadvertently and that the exemption of such Person from the definition of “Acquiring Person” is in the best interests of the Company, and (2) such Person divests as promptly as practicable or agrees in writing with the Company to divest, a sufficient number of shares of Common Stock or Special Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this definition, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”
     2. The definitions of “Affiliate” and “Associate” set forth in Section 1 of the Rights Agreement are hereby amended and restated in their entirety as follows:
     ““Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, and to the extent not included within the foregoing clause, will also include, with respect to any Person, any other Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan, an Exempt Shareholder or a Permitted Shareholder) whose Common Stock and/or Special Common Stock would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares of Common Stock and/or Special Common Stock owned by such first Person pursuant to the provisions of the Code or the Treasury Regulations.”
     3. The definition of “Beneficial Owner” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, to the extent not within the foregoing provisions of this definition of “Beneficial Owner,” a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities which such Person would be deemed to constructively own or which otherwise would be aggregated with securities owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision.”
     4. The definition of “Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     ““Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes any successor (by merger or otherwise) of such entity.”
     5. Section 1 of the Rights Agreement is hereby further amended by adding the following definitions thereto:
     ““Code” means the Internal Revenue Code of 1986, as amended.
     “Exempt Transaction” means any transaction that the Board of Directors of the Company determines, in its sole discretion, is exempt for purposes of this Agreement.
     “Permitted Shareholder” means a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding shares of Common Stock and Special Common Stock, taken as a whole will not, as determined by the Company’s Board of Directors in its sole discretion, jeopardize or endanger the availability to the Company of any Tax Benefit, provided, however, that such a Person will cease to be a Permitted Shareholder if the Board makes a contrary determination in its sole discretion with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) of Common Stock and/or Special Common Stock, regardless of the reason therefor.
     “Tax Benefits” means the net operating loss carry-overs, capital loss carry-overs, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code or any successor provision or replacement provision, of the Company or any direct or indirect subsidiary thereof.

     “Treasury Regulations” means final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.”
     6. Section 29 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock or Special Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock or Special Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with, as the Board of Directors deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code, or any successor provision or replacement provision. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, any determination contemplated by the definition of “Acquiring Person” or any determination as to whether particular Rights shall have become void and any determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors of the Company to any liability to any Person, including without limitation the Rights Agent and the holders of Rights. The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”
     7. Exhibit B to the Rights Agreement is hereby deemed amended in a manner consistent with this Amendment.
     8. Capitalized terms used without other definition in this Amendment will be used as defined in the Rights Agreement.
     9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     10. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

     11. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
     12. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that (a) this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and (b) this Amendment does not change or increase the Rights Agent’s duties, liabilities or obligations.
     13. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

KB HOME
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Executive Vice President, General Counsel and Corporate Secretary

MELLON INVESTOR SERVICES LLC
By:	/s/ James Kirkland
	Name:	James Kirkland
	Title:	Assistant Vice President and Relationship Manager